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Exhibit 3.1

State of Delaware Secretary of State Division of Corporations Delivered 10:45 AM 12/22/2003 FILED 10:45 AM 12/22/2003 SRV 030825399 - 2269913 FILE

CERTIFICATE OF MERGER

OF

GLDD MERGER SUB, INC.
(a Delaware corporation)

WITH AND INTO

GREAT LAKES DREDGE & DOCK CORPORATION
(a Delaware corporation)

**********
 In accordance with the provisions of §2.51 of the
General Corporation Law of the State of Delaware
**********

        Great Lakes Dredge & Dock Corporation, a corporation duly organized and existing under and by virtue of the laws of the State of Delaware (the "Corporation"), desiring to merge GLDD Merger Sub, Inc., a Delaware corporation, with and into the Corporation, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY as follows:

        FIRST:    The name and state of incorporation of each constituent corporation of the merger (the "Merger") are as follows:

Name	State of Incorporation
Great Lakes Dredge & Dock Corporation	Delaware
GLDD Merger Sub, Inc.	Delaware

        SECOND:    An Agreement and Plan of Merger (the "Merger Agreement") has been approved, adopted, certified, executed and acknowledged by each constituent corporation, in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.

        THIRD:    The name of the surviving corporation of the Merger is Great Lakes Dredge & Dock Corporation (the "Surviving Corporation"). The Certificate of Incorporation of the Surviving Corporation as in effect at the effective time of the Merger shall be amended and restated in its entirety as set forth on Exhibit A attached hereto and made a part hereof.

        FOURTH:    Anything herein or elsewhere to the contrary notwithstanding, the Merger Agreement may be amended or terminated and abandoned by the Boards of Directors of the constituent corporations at any time prior to the date of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the Merger Agreement.

        FIFTH:    An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation, 2122 York Road, Oak Brook, IL 60523 Attention: Chief Executive Officer, and a copy of the Merger Agreement will be furnished by the Surviving Corporation, upon request and without cost, to any stockholder of any constituent corporation.

        SIXTH:    The Merger shall be effective immediately upon the filing of this Certificate of Merger with the Secretary of State of the State of Delaware.

*            *            *            *             *

        IN WITNESS WHEREOF, the undersigned, for the purpose of effectuating the Merger of the constituent corporations, pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true and accordingly has hereunto signed this Certificate of Merger this 22nd day of December, 2003.

Great Lakes Dredge & Dock Corporation, a Delaware corporation
By:	/s/ DOUGLAS B. MACKIE Name: Douglas B. Mackie Title: President/Chief Executive Officer

EXHIBIT A

RESTATED CERTIFICATE OF INCORPORATION
OF
GREAT LAKES DREDGE & DOCK CORPORATION

ARTICLE ONE

        The name of the corporation is Great Lakes Dredge & Dock Corporation.

ARTICLE TWO

        The address of the corporation's registered office in the State of Delaware is 9 East Loockerman Street, #1-B, in the City of Dover, County of Kent, 19901. The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE THREE

        The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

ARTICLE FOUR

        The total number of shares of stock which the corporation has authority to issue is five hundred thousand (500,000) shares of Common Stock, par value one cent ($0.01) per share.

ARTICLE FIVE

        The corporation is to have perpetual existence.

ARTICLE SIX

        In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.

ARTICLE SEVEN

        Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.

ARTICLE EIGHT

        To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE EIGHT shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ARTICLE NINE

        The corporation expressly elects not to be governed by §203 of the General Corporation Law of the State of Delaware.

ARTICLE TEN

        The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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CERTIFICATE OF MERGER OF GLDD MERGER SUB, INC. (a Delaware corporation) WITH AND INTO GREAT LAKES DREDGE & DOCK CORPORATION (a Delaware corporation)